Exhibit 99.1

PRESS RELEASE

SHOP RITE ANNOUNCES MANAGEMENT CHANGES
FOLLOWING DEATH OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

American Consumers, Inc. 55 Hannah Way Rossville, GA 30741 Contact: Paul R. Cook, (706) 861-3347	December 7, 2009

Rossville, GA – American Consumers, Inc., d/b/a Shop Rite (the “Company”) today announced that its Board of Directors has approved necessary changes in senior management to address the vacancies created by the untimely death of the Company’s Chairman of the Board, President and Chief Executive Officer, Michael A. Richardson, on November 20, 2009.

Director Paul R. Cook, who previously served as Executive Vice President, Chief Financial Officer and Treasurer of the Company, has been named Chairman of the Board, President and Chief Executive Officer of the Company.  Mr. Cook will also continue, on an interim basis, to serve as the Company’s Chief Financial Officer and Treasurer while the Company conducts a search for his replacement in those roles.

Todd Richardson, who has served as Director of Meat Operations for the Company since 2005, was appointed by the Board as a new director, filling the Board vacancy created by the death of his father, was promoted to the position of Executive Vice President and Chief Operating Officer, and was added to the Company’s Executive Committee.  Mr. Richardson also will continue in his responsibilities as director of the Company’s meat operations.

Commenting on today’s announcement, Mr. Cook said, “We were all deeply saddened by the unexpected and untimely passing of Mike Richardson, and we will greatly miss the inspirational leadership he provided to our Company.  At the same time, Todd and I want to assure our friends and customers that the Company’s entire management team remains committed to the high standards exemplified by Mike’s leadership, and to ensuring that our customers will continue to receive the value and service they have come to expect from each of our Shop Rite grocery stores.”

Mr. Richardson added, “I appreciate the confidence the Board has expressed in Paul and I with these decisions.  I look forward to working with Paul and the entire Shop Rite team to continue the legacy that has been passed down to us through my father and grandfather’s leadership of this Company over the past five-plus decades.”

American Consumers, Inc. operates eight “Shop Rite” supermarkets within the geographical area that comprises Northwest Georgia, Northeast Alabama, and Southeast Tennessee.  The Company’s Common Stock is traded on the Pink Sheets under the symbol “ANCS.PK”.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, for a discussion of such risks and uncertainties.

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